Exhibit 99.1
MONTAVISTA SOFTWARE, INC.
Consolidated Financial Statements
December 31, 2008 and 2007
(With Independent Auditors’ Report Thereon)

MONTAVISTA SOFTWARE, INC.
Index to Consolidated Financial Statements

Page
Independent Auditors’ Report	1

Consolidated Financial Statements

Consolidated Balance Sheets as of December 31, 2008 and 2007	2

Consolidated Statements of Operations for the years ended December 31, 2008, 2007 and 2006	3

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the years ended December 31, 2008, 2007 and 2006	4

Consolidated Statements of Cash Flows for the years ended December 31, 2008, 2007 and 2006	5

Notes to Consolidated Financial Statements	6-27

Independent Auditors’ Report
To the Board of Directors and Stockholders of
MontaVista Software, Inc.
Santa Clara, California
We have audited the accompanying consolidated balance sheets of MontaVista Software, Inc. (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MontaVista Software, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.
As disclosed in Note 12 — Subsequent Events, on November 6, 2009, the Company and Cavium Networks, Inc. (“Cavium”) entered into a definitive agreement (“Purchase Agreement”) whereby Cavium agreed to acquire the Company for $50 million, consisting of cash and common stock. On December 14, 2009, pursuant to the Purchase Agreement, Cavium completed the merger with the Company and MontaVista became a wholly-owned subsidiary of Cavium.

/s/ BDO Seidman, LLP
San Jose, CA
January 8, 2010

MONTAVISTA SOFTWARE, INC.
Consolidated Balance Sheets
December 31, 2008 and 2007
(In thousands, except share and per share data)

	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$10,737	$13,830
Accounts receivable, net of allowance for doubtful accounts of $387 and $350, respectively	8,229	6,722
Accounts receivable, related party	204	1,553
Prepaid expenses and other current assets	1,068	1,435

Total current assets	20,238	23,540
Property and Equipment, net	871	1,200
Other Assets	871	1,261

Total Assets	$21,980	$26,001

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Current Liabilities:
Bank line of credit	$7,000	$3,500
Current portion of long-term debt	—	891
Accounts payable	1,593	1,632
Accrued compensation	2,081	2,218
Accrued liabilities	2,332	2,844
Deferred revenue	15,418	14,468

Total current liabilities	28,424	25,553

Long-term debt, net of current portion	—	236

Long-term deferred revenue	1,369	159

Warrants issued on financing arrangement	14	—

Commitments and Contingencies (Note 7)

Redeemable Convertible Preferred Stock, $0.001 par value 82,237,078 shares authorized, 67,129,817 shares issued and outstanding with aggregate liquidation preferences of $72,130	69,615	69,615

Stockholders’ Deficit
Common stock, $0.001 par value. On December 31, 2008 and 2007 authorized 122,000,000 shares; issued and outstanding 28,597,813 and 28,582,268 shares, respectively	28	28
Additional paid-in capital	29,478	29,139
Accumulated deficit	(106,341)	(97,772)
Accumulated other comprehensive loss	(607)	(957)

Total Stockholders’ Deficit	(77,442)	(69,562)

Total Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit	$21,980	$26,001

See accompanying notes to consolidated financial statements.

MONTAVISTA SOFTWARE, INC.
Consolidated Statements of Operations
Years ended December 31, 2008, 2007 and 2006
(In thousands)

	2008	2007	2006
Revenues:

Licenses:
Time based licenses	$18,427	$19,065	$14,557
Perpetual licenses	1,184	1,030	2,417

Total Licenses	19,611	20,095	16,974
Professional services and support	14,215	12,664	13,631

Total Revenues	33,826	32,759	30,605

Cost of Revenues:
Licenses	2,559	2,856	2,658
Professional services and support	8,170	6,282	6,200

Total Cost of Revenues	10,729	9,138	8,858

Gross Profit	23,097	23,621	21,747

Operating Expenses:
Research and development	9,619	11,865	10,952
Sales and marketing	17,511	19,592	15,543
General and administrative	3,577	3,988	3,853

Total Operating Expenses	30,707	35,445	30,348

Operating Loss	(7,610)	(11,824)	(8,601)

Other Income (Expense):
Interest income	122	644	160
Interest expense	(157)	(281)	(444)
Foreign exchange gain (loss), net	(605)	23	418
Other	49	8	54

Total Other Income (Expense), net	(591)	394	188

Loss Before Income Tax	(8,201)	(11,430)	(8,413)

Income Tax Provision	(368)	(165)	(400)

Net Loss	$(8,569)	$(11,595)	$(8,813)

See accompanying notes to consolidated financial statements.

MONTAVISTA SOFTWARE, INC.
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Years ended December 31, 2008, 2007 and 2006
(In thousands, except share data)

								Accumulated
	Redeemable Convertible				Additional	Deferred		Other	Total
	Preferred Stock		Common Stock		Paid-in	Stock-Based	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	Loss	Deficit

Balances as of December 31, 2005	52,111,092	$75,772	12,571,808	$12	$1,041	$(18)	$(77,364)	$(117)	$(76,446)
Comprehensive loss:
Net loss	—	—	—	—	—	—	(8,813)	—	(8,813)
Foreign currency adjustments	—	—	—	—	—	—	—	(491)	(491)

Comprehensive loss									(9,304)
Issuance of Series G convertible preferred stock, net of issuance costs of $203	27,667,959	20,769	—	—	—	—	—	—	—
Series A, C, D, F Conversion to Common from Series G non-participation	(12,649,234)	(26,930)	15,734,959	16	26,914	—	—	—	26,930
Repurchase of common stock	—	—	(9,234)	—	(10)	—	—	—	(10)
Issuance of common stock — options exercised	—	—	23,833	—	49	—	—	—	49
Employee stock based compensation expense	—	—	—	—	239	—	—	—	239
Amortization of deferred stock-based compensation	—	—	—	—	—	18	—	—	18
Shares issued to non-employees in exchange for services	—	—	147,152	—	143	—	—	—	143

Balances as of December 31, 2006	67,129,817	$69,611	28,468,518	$28	$28,376	$—	$(86,177)	$(608)	$(58,381)
Comprehensive loss:
Net loss	—	—	—	—	—	—	(11,595)	—	(11,595)
Foreign currency adjustments	—	—	—	—	—	—	—	(349)	(349)

Comprehensive loss									(11,944)
Additional proceeds from issuance of Series G			—	—	—	—	—	—	—
convertible preferred stock	—	4	—	—	—	—	—	—	—
Issuance of common stock — options exercised	—	—	3,750	—	1	—	—	—	1
Issuance of common stock — acquisition	—	—	110,000	—	24	—	—	—	24
Employee stock based compensation expense	—	—	—	—	737	—	—	—	737
Adjustment to refundable exercise price	—	—	—	—	1	—	—	—	1

Balances as of December 31, 2007	67,129,817	$69,615	28,582,268	$28	$29,139	$—	$(97,772)	$(957)	$(69,562)
Comprehensive loss:
Net loss	—	—	—	—	—	—	(8,569)	—	(8,569)
Foreign currency adjustments	—	—	—	—	—	—	—	350	350

Comprehensive loss									(8,219)
Issuance of common stock — options exercised	—	—	15,545	—	12	—	—	—	12
Issuance of warrant related to financing arrangement	—	—	—	—	—	—	—	—	—
Employee stock based compensation expense	—	—	—	—	287	—	—	—	287
Shares issued to non-employees in exchange for services	—	—	—	—	40	—	—	—	40

Balances as of December 31, 2008	67,129,817	$69,615	28,597,813	$28	$29,478	$—	$(106,341)	$(607)	$(77,442)

See accompanying notes to consolidated financial statements.

MONTAVISTA SOFTWARE, INC.
Consolidated Statements of Cash Flows
Years ended December 31, 2008, 2007 and 2006
(In thousands)

	2008	2007	2006
Cash Flows from Operating Activities:
Net loss	$(8,569)	$(11,595)	$(8,813)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	961	952	1,012
Amortization of debt issuance costs and warrants	64	50	50
Stock-based compensation	287	737	257
Bad debt expense	72	187	11
Stock and options issued to nonemployees in exchange for services	40	—	143
Loss (gain) on sale of property and equipment	—	1	(2)
Changes in operating assets and liabilities:
Accounts receivable	(34)	(2,546)	(369)
Prepaid expenses and other assets	726	(65)	(117)
Accounts payable and accrued liabilities	(190)	2,025	339
Accrued compensation	(553)	(36)	103
Deferred revenue	1,041	848	512

Net Cash Used in Operating Activities	(6,155)	(9,442)	(6,874)

Cash Flows from investing activities:
Purchases of property and equipment	(384)	(763)	(886)
Purchase of Taiwanese corporate assets	—	—	(50)
Payments related to business acquisitions	—	(710)	—
Cash received from short-term investments	—	1,961	(1,961)

Net Cash Provided by/(Used in) Investing Activities	(384)	488	(2,897)

Cash Flows from Financing Activities:
Payments on term loan	(1,127)	(812)	(561)
Net proceeds from line of credit	3,500	600	1,900
Proceeds from issuance of common stock, net of repurchases	12	1	39
Proceeds from issuance of convertible preferred stock, net of issuance costs	—	—	20,769
Adjustments to issuance costs of convertible preferred stock	—	4	—

Net Cash Provided by/(Used in) Financing Activities	2,385	(207)	22,147

Effect of Exchange Rate Changes on Cash and Cash Equivalents	1,061	(215)	(530)

Net Increase (Decrease) in Cash and Cash Equivalents	(3,093)	(9,376)	11,846

Cash and Cash Equivalents, beginning of year	13,830	23,206	11,360

Cash and Cash Equivalents, end of year	$10,737	$13,830	$23,206

Supplemental Disclosures of Cash Flow Information:
Cash Paid during the year for income taxes	$175	$283	$186
Cash Paid during the year for interest	$96	$230	$305
Supplemental Disclosures of Non-Cash Financing Activities:
Conversion of Series A,C,D & F Preferred Stock to Common Stock for non-participation in Series G Financing	$—	$—	$(26,930)
Issuance of shares in connection with acqusition	$—	$24	$—
Issuance of warrant in connection with financing arrangement	$14	$—	$—
Forgiveness of debt in relation to business acquisition	$—	$114	$—
See accompanying notes to consolidated financial statements.

MONTAVISTA SOFTWARE, INC.
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(1)	Organization and Description of Business

MontaVista Software, Inc. (the Company) was incorporated in Delaware in 1999 and is headquartered in Santa Clara, California. The Company is a global provider of Linux operating system software and related software development tools for a wide range of devices, such as mobile phones, networking equipment, consumer electronics, and a variety of industrial products.

(2)	Summary of Significant Accounting Policies
(a)	Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of MontaVista Software, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(b)	Liquidity

The accompanying financial statements have been presented on a going concern basis, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. During the years ended December 31, 2008 and 2007, the Company incurred substantial losses from operations and, as of December 31, 2008, the Company has a total stockholders’ deficiency of approximately $77 million and the Company’s current liabilities exceed its current assets by approximately $8 million.

The Company’s ability to continue as a going concern is dependent upon the Company being able to execute on its business plan, which includes (i) obtaining additional funding and (ii) managing operating expenses. Subsequent to the balance sheet date, in July 2009, the Company effected a reduction in force (including contractors) to more closely align personnel costs with current revenue levels, which management estimates will provide annualized savings of approximately $1.1 million representing approximately 3% of annualized operating expenses. The Company also was able to obtain additional funding through issuance of Series G-1 preferred shares (see Note 12 a).

The Company believes that the foregoing actions outlined above will provide reasonable assurance that the Company will continue to generate sufficient cash to continue operating in the foreseeable future (i.e. over the next twelve months); however, should the Company be unable to successfully execute on its business plan, the Company may need to raise additional debt/equity financing and/or curtail its operations.

As disclosed in Note 12 — Subsequent Events, on November 6, 2009, the Company and Cavium entered into a definitive agreement (“Purchase Agreement”) whereby Cavium agreed to acquire the Company for $50 million, consisting of cash and common stock. On December 14, 2009, pursuant to the Purchase Agreement, Cavium completed the merger with the Company and MontaVista became a wholly-owned subsidiary of Cavium.

(c)	Foreign Currency Translation

The Company considers the local currencies of its foreign subsidiaries to be their functional currencies. Accordingly, assets and liabilities of these entities are translated at exchange rates in effect as of each reporting date. Income and expense accounts are translated at the average rates in

MONTAVISTA SOFTWARE, INC.
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
effect during each period. Foreign currency translation adjustments and transaction gains and losses associated with long-term U.S. dollar—denominated intercompany balances are reflected as a separate component of other comprehensive loss.

(d)	Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include revenue recognition, valuation allowances for receivables, income tax assets, stock-based compensation, and loss contingencies. Actual results could differ from such estimates.

(e)	Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents as of December 31, 2008 and 2007 consisted solely of money market funds.

Restricted cash of approximately $150,000, consisting of long-term deposits held for collateral under the Company’s operating leases, is included in other assets as of December 31, 2008 and 2007.

(f)	Short-term Investments

The Company’s short-term investments consist of corporate bonds with maturity dates greater than 90 days that are classified as available-for-sale securities and are carried at their fair value based on the quoted market price of the securities as of December 31, 2008 and 2007. Unrealized gains and losses are charged to other comprehensive income or loss. There were no short-term investments as of December 31, 2008 and 2007, and there were no unrealized gains or losses during 2008 and 2007 and 2006.

(g)	Concentrations of Credit Risk and Financial Instruments

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company places all of its cash equivalents and short-term investments, with high-credit quality issuers. Substantially all of the Company’s balances are held in major U.S., Japanese, and European banks. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and therefore bear minimal risk. The carrying amounts of the Company’s financial instruments, including cash, cash equivalents, receivables, accounts payable, and accrued expenses, approximate fair value due to the short-term nature of these instruments.

One customer accounted for 11% and 10% of the Company’s revenue for the year ended December 31, 2008 and 2007, respectively. No customer accounted for more than 10% of the Company’s revenues in 2006. One customer accounted for 19% of the Company’s accounts receivable as of December 31, 2008. No accounts receivable from a customer accounted for more than 10% of the Company’s total accounts receivable as of December 31, 2007.

MONTAVISTA SOFTWARE, INC.
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(h)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable portfolio. The Company reviews balances over 60 days past due and significant individual balances for collectibility. The Company adjusts the allowance based on this review and on its historical write-off experiences.

(i)	Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from two to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

(j)	Capitalized Software Development Costs

In accordance with the Statements of Financial Accounting Standards (SFAS) No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed”, the Company capitalizes costs related to internally developed software for which technological feasibility, defined as a working prototype, has been established. To date, due to the close proximity between establishment of technological feasibility and general release, internal software development costs qualifying for capitalization have been insignificant. Accordingly, software development costs have been expensed as incurred.

(k)	Impairment of Long-Lived Assets

In accordance with Statements of Financial Accounting Standards (SFAS) No. 144, “Accounting for Impairment or Disposal of Long-live Assets”, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair value, less costs to sell, and would be no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in appropriate asset and liability sections of the consolidated balance sheet. No impairment of these long-lived assets has been recorded in 2008, 2007 and 2006.

(l)	Revenue Recognition

The Company generates revenue primarily by licensing software and providing software maintenance and support, training, and professional services. Software arrangements typically include: (i) an end-user license fee paid in exchange for the use of the Company’s products for a specified period of time, generally 12 months (time-based license), or for an unlimited period of time (perpetual license); and (ii) a support arrangement for time-based licenses that provides for technical support and product updates and upgrades, generally over the period of the related license,

MONTAVISTA SOFTWARE, INC.
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
or a maintenance arrangement for perpetual license that provides for product updates and upgrades for renewable 12 month periods. The software arrangement may also include training or professional services, and such services may be purchased separately.
The Company recognizes license revenues in accordance with the provisions of the SOP No. 97-2, “Software Revenue Recognition” (“SOP 97-2”), as amended by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions” (“SOP 98-9”). Pursuant to the requirements of SOP 97-2, as amended, the Company recognizes license revenues when all of the following conditions are met:
•	Persuasive evidence of an arrangement exists — The Company requires either a written contract, signed by both the customer and the Company, or a shrink-wrap or click-through contract whereby the customer agrees to the Company’s standard license terms, together with a noncancelable purchase order, or a purchase order from those customers that have previously negotiated an end-user license arrangement or volume purchase agreement.

•	Delivery has occurred — The Company delivers software to its customers electronically and considers delivery to have occurred once the access codes are provided that allow the customer to take immediate possession of the software.

•	The fee is fixed or determinable — The Company’s determination that an arrangement fee is fixed or determinable depends principally on the arrangement’s payment terms. The Company’s standard payment terms require 75% or more of the arrangement fee to be paid within 90 days.

•	Collectibility is probable — The Company assesses the collectibility of an arrangement on a case-by-case basis, based on the financial condition of the customer as well as any established payment history.
The Company recognizes revenue using the residual method pursuant to the requirements of SOP 97-2, as amended by SOP 98-9. Under the residual method, revenue is recognized in a multiple element arrangement when vendor-specific objective evidence (“VSOE”) of fair value exists for all of the undelivered elements in the arrangement. The Company allocates revenue to each undelivered element in a multiple element arrangement based on its respective fair value. The Company limits its assessment of VSOE for each element to the price charged when the same element is sold separately, or for its maintenance and support services elements, to the presence of a substantive renewal rate for such services in the arrangement.
In its multiple-element arrangements that include perpetual licenses, assuming all other revenue recognition criteria are met and the Company has VSOE for all undelivered elements, the Company recognizes revenue as follows: perpetual license revenue is recognized upon delivery using the residual method in accordance with SOP 98-9; revenue from maintenance and support services is recognized ratably over the committed period over which the services are to be provided; and, revenue from professional services is recognized as services are proportionately performed. Maintenance and support revenue is classified as license revenue in the Company’s consolidated statements of operations.

MONTAVISTA SOFTWARE, INC.
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
In its multiple-element arrangements that include time-based licenses, such arrangements generally include both licenses and technical support and are typically not sold separately. As such, the entire software arrangement fee is generally recognized on a ratable basis over the term of the arrangement, which is typically 12 months.
Professional services revenue consists of fees associated with hardware porting and certification, and training. Professional services engagements are billed on either a fixed-fee or time-and-materials basis. For professional services sold separately, revenue for fixed-fee engagements is recognized using the proportional-performance method, whereas revenue for time-and-materials engagements is recognized as the effort is incurred. To the extent the Company enters into a fixed-fee services contract, a loss will be recognized anytime the total estimated project cost exceeds project revenue. The Company also offers a number of classes on implementing, using, and administering the software that are billed on a per-person, per-class basis. Provided all other requirements are met for revenue recognition, training revenue is recognized as the classes are provided.
If professional services are bundled into a software arrangement, or linked to a software arrangement using the criteria of AICPA Technical Practice Aid 5100.39, “Software Revenue Recognition for Multiple-Element Arrangements”, revenue recognition is dependent on whether the Company has VSOE of fair value for the software arrangement and the professional services. If the Company has VSOE of fair value for both the software arrangement and the professional services, then the Company will allocate the arrangement fee based on the respective fair values, recognizing the allocated software arrangement fair value ratably over the term of the support delivery and recognizing the allocated fair value of professional services either using the proportional-performance method or as the effort is incurred, depending on the pricing structure of the professional services. If the Company is unable to establish VSOE of fair value for either the software arrangement or the professional services, then the entire arrangement fee is deferred until the completion of the professional services, at which time the entire arrangement fee is recognized ratably over the remaining term of the maintenance or support delivery.
The Company records as deferred revenue any billed amounts due from customers in excess of revenues recognized. Advance payments are also recorded as deferred revenue until the products are shipped, services are delivered, or obligations are met.
(m) Stock-Based Compensation
Effective January 1, 2006, the Company adopted SFAS No. 123(R) (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), using the prospective transition method. Under the prospective transition method, stock-based compensation expense for the year ended December 31, 2006, includes compensation expense for stock-based awards granted by the Company after December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). The Company recognizes compensation costs for all stock-based compensation awards that are expected to vest on a straight-line basis over the requisite service period of the awards, which is generally the option vesting term of four years.
Prior to January 1, 2006, the Company applied the intrinsic-value method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and

MONTAVISTA SOFTWARE, INC.
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
related interpretations including Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 44, “Accounting for Certain Transactions Involving Stock Compensation”, an Interpretation of APB Opinion No. 25, to account for its fixed-plan stock options. Under this method, compensation expense has been recorded only if the fair value of the underlying stock exceeded the exercise price on the date of grant, which was limited to certain options granted in 2003 and 2004. Deferred stock-based compensation expense is amortized on an accelerated basis over the vesting period of each grant using the method as prescribed by FIN No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Awards Plans”. Compensation expense arising from such amortization was approximately $0, $0 and $18,000 for the years ended December 31, 2008, 2007 and 2006, respectively.
Accordingly, stock-based compensation expense in 2008, 2007 and 2006 primarily relates to options granted subsequent to the adoption of SFAS 123(R). As a result of adopting SFAS 123(R) on January 1, 2006, the Company’s stock based compensation expense for the year ended December 31, 2008, 2007 and 2006, is $287,000, $737,000 and $239,000, respectively.
The weighted-average grant date fair value of stock options granted to employees during the year ended December 31, 2008, 2007 and 2006 was $0.15, $0.10 and $0.18 per share, respectively. The fair value of these options was estimated using the Black Scholes option-pricing model with the following weighted-average assumptions:

	2008	2007	2006

Expected term	4.74 years	4.58 years	4.58 years
Expected volatility	54%	60%	70%
Expected dividend yield	0%	0%	0%
Risk-free interest rate	3.01%	4.43%	4.60%
The expected term of the options represents the period that the Company’s stock-based awards are expected to be outstanding based on the safe harbor method provided for in Staff Accounting Bulletin No. 107, “Share-Based Payment”. Expected volatility has been estimated based on the volatilities of similar publicly traded companies, as the Company is privately held and there is no observable market for the Company’s common stock. The expected dividend assumption is based on the Company’s current expectations about its anticipated dividend policy. The Company bases the risk-free interest rate on the implied yield available on the U.S. Treasury zero-coupon issues with an equivalent remaining term. As required by SFAS 123(R) the Company made an estimate of expected forfeitures of 18%, 7% and 7% for years ended December 31, 2008, 2007 and 2006, respectively, and is recognizing stock based compensation costs only for those equity awards that the Company expects to vest.
Re-granted Stock Options
During 2007, the Company cancelled certain stock option grants and re-granted stock options to replace the original grants that were cancelled. The re-granted options were issued with a contractual term of 10 years and a 3-year vesting schedule. In accordance with SFAS 123(R), the Company calculated the incremental provision for the vested portion of these re-granted stock options. This provision was valued using assumptions that were specifically determined for each

MONTAVISTA SOFTWARE, INC.
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
stock option. The provision resulted in an expense of $253,000 for the year ended December 31, 2007. This expense is included in the total stock-based compensation expense of $737,000 for the year ended December 31, 2007.
The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of the FASB’s Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services”. Stock-based awards to non-employees not immediately vested are subject to periodic revaluation over the vesting term. See Note 10(d) for additional information related to equity instruments that are issued to non-employees.
(n) Income Taxes
The Company files federal and state income tax returns in the United States. The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”).
Under the provisions of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between their financial statement carrying amounts and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence including past operating results, estimates of future taxable income, and the feasibility of tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that can be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.
(o) Fair Value of Financial Instruments
On January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements (“SFAS No. 157”) for the Company’s financial assets and liabilities. SFAS No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 establishes a three-level fair value hierarchy to prioritize the inputs used to measure the fair value of assets or liabilities. These levels are:
Level 1 — Observable input such as quoted prices in active markets for identical assets or liabilities;
Level 2 — Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
Level 3 — Unobservable inputs which require the reporting entity to develop its own assumptions.

MONTAVISTA SOFTWARE, INC.
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
Assets and liabilities measured and recorded at fair value on a recurring basis, excluding accrued interest components, consisted of the following types of instruments as December 31, 2008 (in thousands):

	December 31, 2008
	Level 1	Level 2	Level 3	Total

Cash and cash equivalents	$10,737	$—	$—	$10,737

Total assets measured and recorded at fair value	$10,737	$—	$—	$10,737

Warrants issued on financing arrangement	—	—	14	14

Total liabilities measured and recorded at fair value	$—	$—	$14	$14

The tables below present reconciliations for all assets and liabilities measured and recorded at fair value on a recurring basis, excluding accrued interest components, using significant unobservable inputs (Level 3) for the nine months ended September 30, 2009 (in thousands):
Fair Value Measured and Recorded Using Significant Unobservable Input (Level 3):

Warrants issued on financing arrangement
Balance as of December 31, 2007	$—
Total gains or losses (realized and unrealized):	—
Included in earnings	—
Included in other comprehensive income (loss)	—
Purchases, sales, issuances, and settlements, net	14
Transfers in and/or out of Level 3	—

Balance as of December 31, 2008	$14

FASB Staff Position (FSP) SFAS 157-2, Effective Date of FASB Statement No. 157, amended SFAS No. 157 to delay the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company has evaluated the new FSPs and has determined that they will not have a significant impact on the determination or reporting of its financial results.
(p) Comprehensive Loss
In accordance with SFAS No. 130, “Reporting Comprehensive Income”, the Company is required to display comprehensive loss and its components as part of the Company’s consolidated financial statements. Comprehensive loss is comprised of net loss and other comprehensive loss, including foreign currency translation adjustments.

MONTAVISTA SOFTWARE, INC.
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(q) Advertising Costs
Advertising costs are expensed as incurred. Advertising costs were approximately $86,000, $43,000 and $1,000 for the years ended December 31, 2008, 2007 and 2006, respectively.
(r) Recent Accounting Pronouncements
In October 2008, the FASB deferred the effective date for implementation of FIN 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) for all nonpublic companies for one year. The effective date was deferred until fiscal years beginning after Dec. 15, 2008 (that is, until 2009 for calendar-year companies), early adoption is permitted. The Company will implement the guidance in the next fiscal year.
In December 2007, the FASB issued SFAS No. 141(R) (Revised 2007), Business Combinations (“SFAS 141(R)”). This Statement changes the accounting for acquisition transaction costs by requiring them to be expensed in the period incurred, and also changes the accounting for contingent consideration, acquired contingencies and restructuring costs related to an acquisition. SFAS 141(R) is effective for fiscal years beginning on or after December 15, 2008. The effect that the adoption of SFAS 141(R) will have on the Company’s financial statements will depend on the nature and size of acquisitions, if any, completed after adoption of SFAS 141(R).
In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS 160”). This Statement will change the accounting and reporting for minority interests, which will be re-characterized as non-controlling interests and classified as a component of equity. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. The effect that the adoption of SFAS 160 will have on the Company’s financial statements will depend on the nature and size of acquisitions, if any, completed after adoption of SFAS 160.
(3) Business Acquisition
In February 2005, the Company acquired certain assets and businesses of the Taiwan branch office of ELT, Inc. Japan (ELT), a reseller of Company products. The aggregate purchase price was $200,000, of which $150,000 was paid in cash in 2005, and $50,000 was paid in 2006 upon the expiration of certain escrow provisions. The estimated fair value of the assets acquired at the date of acquisition was attributed entirely to intangible assets. The acquired intangible assets, all of which are being amortized, have a weighted average useful life of approximately 22 months. The intangible assets that make up that amount include a customer list of $123,000 (2-year weighted average useful life) and employee hiring rights of $77,000 (18-month weighted average useful life).
In March 2007, the Company acquired the remaining assets and businesses of MontaVista, Ltd. and Liberte, Ltd., formerly 30% owned joint ventures of the Company. The aggregate purchase price was $366,000, of which $80,000 each was paid in cash upon contract signing, on September 30, 2007 and in 2008 upon the expiration of certain escrow provisions. The remaining $126,000 was paid through forgiveness of indebtedness and other miscellaneous assets. The excess of the estimated fair value of the net assets acquired at the date of acquisition over the purchase price amounting to $240,000 was recorded as intangible assets. The intangible assets consisted of customer list of $108,000, customer contracts and relationships of $108,000, and non-contractual

MONTAVISTA SOFTWARE, INC.
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
customer relationships of $24,000. The intangible assets are being amortized using a weighted average useful life of approximately 18 months.

In October 2007, the Company acquired the remaining assets and businesses of MontaVista Korea, formerly a 30% owned joint venture of the Company. The aggregate purchase price was $715,000, of which $577,000 was paid in cash upon contract signing, $24,000 was paid through issuance of the Company’s common stock and $114,000 was paid through forgiveness of indebtedness and other miscellaneous assets. The excess of the estimated fair value of the net assets acquired at the date of acquisition over the purchase price amounting to $169,000 was recorded as intangible assets. The intangible assets consisted of a customer list of $76,000, customer contracts and relationships of $76,000, and non-contractual customer relationships of $17,000. The intangible assets are being amortized using a weighted average useful life of approximately 18 months.
Amortization expense related to intangible assets was approximately $239,000 and $139,000 and $106,000 for the years ended December 31, 2008, 2007 and 2006, respectively.
(4) Property and Equipment
Property and equipment as of December 31, 2008 and 2007 consisted of the following (in thousands):

	2008	2007

Computer equipment and purchased software	$6,009	$5,592
Furniture and equipment	802	800
Automobiles	25	—
Leasehold improvements	960	883

	7,796	7,275
Less accumulated depreciation and amortization	6,925	6,075

Property and equipment, net	$871	$1,200

Depreciation expense for the year ended December 31, 2008, 2007 and 2006 amounted to $722,000, $952,000 and $1,012,000, respectively.

MONTAVISTA SOFTWARE, INC.
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(5) Debt Arrangements
(a)	In December 2005, the Company entered into a financing arrangement with Blue Crest finance company which includes a fixed-rate term loan and a line of credit. These instruments are secured by a blanket lien on all the assets of the Company, excluding intellectual property, but including the proceeds of any sales of intellectual property. In conjunction with this arrangement, the Company granted warrants to purchase 92,784 shares of the Company’s common stock to the commercial finance company at an exercise price of $1.94 per share. These warrants are immediately vested and exercisable on the date of grant. Accordingly, the Company recorded approximately $162,000 in other assets in the 2005 consolidated balance sheet, which are amortized over the contractual life of the fixed-rate term loan. The Company used the Black-Scholes option-pricing model with contractual life of 7 years, risk-free interest rate of 4.38%, expected dividend yield of zero and expected volatility of 120%. As of December 31, 2008, these warrants have not been exercised and were subsequently cancelled, refer to Note 12 (e) for more details.
The fixed-rate term loan shall bear interest payable monthly in arrears on the first business day of each month, calculated on a 360 day year comprised of twelve (12) thirty day months at a per annum rate, which rate shall be the sum of (i) 500 basis points plus (ii) the yield on three-year US Treasury Notes.

The line of credit permits the Company to borrow through November 2008 up to $3,500,000 based on its qualifying outstanding accounts receivable, subject to certain upward adjustments as the term loan is repaid. This line of credit bears interest at prime plus 1.75%. The Company must pay an annual commitment fee of 1% of the available portion of the commitment. Borrowings under the financing agreement are due in December 2008, or earlier as related collateral levels vary. As of December 31, 2007, the Company had borrowed $3,500,000 under this facility with an annual interest rate of 9%.

In October 2008, in conjunction with signing a new financing arrangement with East West Bank, the Company terminated its financing arrangement with Blue Crest Financial and paid all of its remaining obligations under the arrangement, totaling $467,000. Refer to note (b) for terms of the financing arrangement with East West Bank.

MONTAVISTA SOFTWARE, INC.
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(b)	On October 21, 2008, the Company entered into a two year financing arrangement with East West Bank which includes a variable rate revolving growth capital line and an accounts receivable revolving line of credit, the combined facility not to exceed $7,000,000. These instruments are secured by a blanket lien on all Company assets, excluding intellectual property, but with a negative pledge against intellectual property. The agreement also includes a financial performance covenant. In conjunction with the agreement, the Company granted warrants to purchase 29,683 shares of the Company’s Series G preferred stock to East West Bank at an exercise price of $0.758 per share. These warrants are immediately vested and exercisable on the date of grant. Accordingly, the Company recorded approximately $14,000 in other assets in the 2008 consolidated balance sheet, which are amortized to interest expense over the contractual life of the agreement. The Company used the Black-Scholes option-pricing model with contractual life of 7 years, risk-free interest rate of 3.09%, expected dividend yield of zero and expected volatility of 60%.
The growth capital revolving line of credit permits the Company to borrow up to $3,000,000 at an interest rate of prime plus 1.25%, where the interest portion is payable monthly.
The accounts receivable revolving line of credit permits the Company to borrow up to $7,000,000 based on its qualifying accounts receivable, net of any amount borrowed under the revolving growth capital line. This line of credit bears in interest rate of prime plus 0.75%.
As of December 31, 2008, the Company has borrowed $7,000,000 against the combined borrowing facility and was in compliance with the debt covenants.
Long-term debt at December 31, 2008 and 2007 consisted of the following (in thousands):

	2008	2007

Long-term debt	$—	$1,127
Less current portion	—	(891)

Long-term debt, net of current portion	$—	$236

(6) Income Taxes
The provision for income taxes for the years ended December 31, 2008, 2007 and 2006 is based upon loss before income taxes from continuing operations as follows (in thousands):

	2008	2007	2006

Domestic	$(9,137)	$(11,977)	$(9,045)
Foreign	936	547	632

	$(8,201)	$(11,430)	$(8,413)

MONTAVISTA SOFTWARE, INC.
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
The provision for income taxes for the years ended December 31, 2008, 2007 and 2006 consisted of the following (in thousands):

	2008	2007	2006

Current:
Federal	$(24)	$—	$—
State	1	3	4
Foreign	444	133	396

	$421	$136	$400

Deferred:
Foreign	$(53)	$29	$—

Total Provision	$368	$165	$400

For the years ended December 31, 2008, 2007 and 2006, the difference between the total expected tax benefit computed by applying the federal statutory rate to loss before taxes and the actual provision for income taxes was as follows (in thousands):

	2008	2007	2006

Federal benefit at statutory rate	$(2,870)	$(4,001)	$(2,945)
State tax expense	1	3	4
Foreign tax expense (benefit)	125	(30)	31
Net operating losses not benefited	2,969	4,063	3,095
Foreign rate differential	—	—	144
Non-deductible stock based compensation expenses	28	41	38
Other	115	89	33

	$368	$165	$400

MONTAVISTA SOFTWARE, INC.
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of December 31, 2008 and 2007 are presented below (in thousands):

	2008	2007	2006

Deferred tax assets:
Net operating loss carryforwards	$32,992	$30,552	$26,800
Research credits	6,276	5,536	4,792
Accruals and reserves	1,139	913	564
Other	820	564	934

Total gross deferred tax assets	41,227	37,565	33,090

Valuation allowance	(41,217)	(37,491)	(33,090)

Deferred tax assets, net	$10	$74	$—

Other	24	(29)	—
Acquired Intangibles	(10)	(74)	—

Deferred Tax Assets (Liabilities), net	$24	$(29)	$—

The Company has established a 100% valuation allowance of $41,217,000 as of December 31, 2008. In determining whether a valuation allowance should be established, the Company must determine based on all relevant evidence whether it is more likely than not that the deferred tax assets will be realized. The net change in the valuation allowance for the years ended December 31, 2008 and 2007 and 2006 was an increase of approximately $3,726,000 and $4,401,000 and 3,415,000, respectively.
As of December 31, 2008, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $88,900,000. The federal net operating loss carryforwards will expire, if not utilized, beginning in 2019 through 2028. The state net operating loss carryforwards of approximately $63,600,000 will expire, if not utilized, beginning in 2011 through 2029. As of December 31, 2008, the Company has foreign net operating loss carryforwards of approximately $0.5 million. The expiration date of the foreign net operating loss varies based on the jurisdiction in which it was generated and ranges from 2009 to no expiration date.
As of December 31, 2008, the Company has available research credits for federal and state income tax purposes of approximately $4,000,000 and $3,600,000, respectively. The federal research credits will expire if not utilized beginning in 2019. California research credits have no expiration date.
The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses and tax credits in the event of an “ownership change” of a corporation. Accordingly, the Company’s ability to utilize net operating loss and credit carryforwards may be limited as a result of such an ownership change, as defined in the Internal Revenue Code.
The Company has elected to defer the adoption of FIN 48 in accordance with FASB Staff Position FIN 48-3 until fiscal 2009. Currently, the Company recognizes the effect of income tax positions only if such positions were probable of being sustained. The uncertain tax positions are accounted for using the guidance of SFAS No. 5, “Accounting for Contingencies”.

MONTAVISTA SOFTWARE, INC.
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(7) Commitments and Contingencies
(a) Operating Leases
The Company leases certain of its facilities under non-cancelable operating lease arrangements that expire at various dates through 2013. As of December 31, 2008, future minimum lease payments under non-cancelable operating leases total approximately $3,331,000 as follows:

Years ended December 31

2009	$957,000
2010	876,000
2011	751,000
2012	689,000
2013	58,000

Total	$3,331,000

Total rent expense under operating leases was approximately $1,595,000 and $1,305,000 for the years ended December 31, 2008 and 2007, net of sub-lease income of $0 and $264,000, respectively.
The Company, in accordance with accounting principles generally accepted in the United States, accounts for rent expense on a straight line basis with the cumulative difference between the cash payments and the straight-line expense being either a prepaid asset or an accrued liability. As of December 31, 2008, the Company only had a short-term deferred rent liability totaling $528,000 representing straight-line expense in excess of cash payments, included under accrued liabilities in the balance sheet.
(b) Indemnification Agreements
The Company’s product license agreements include limited indemnification provisions for claims by third parties relating to the Company’s intellectual property. Such indemnification provisions are accounted for in accordance with FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. To date, the Company has not incurred any costs related to such indemnification provisions.
(c) Other Commitments and Contingencies
The Company’s professional services agreements related to hardware porting include in certain cases a provision that the Company will perform research and development services, for a minimum period of 12 months following delivery of the ported software product, to ensure that any updates or enhancements to the Company’s software will remain compatible with the porting. As the ported software product is sold to end-users through a software arrangement that includes a similar commitment to provide updates and enhancements, the Company believes the commitment associated with this provision is accounted for as a normal part of its support to end-users.

MONTAVISTA SOFTWARE, INC.
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
The Company is periodically involved with other litigation matters in the ordinary course of business and regularly evaluates these matters with consideration of the provisions of SFAS No. 5, “Accounting for Contingencies”.
(8) Convertible Preferred Stock
As of December 31, 2008, the Company was authorized to issue 82,237,078 shares of convertible preferred stock. Shares issued and outstanding as of December 31, 2008 are as follows (in thousands, except share and per share amounts):

			Shares	Aggregate
		Designated	issued and	liquidation	Issue
Series	Date issued	shares	outstanding	preference	price
A	March 1999 through August 1999	4,815,000	4,590,000	$510	$0.50
B	March 2000 through April 2000	8,399,819	8,399,819	9,223	1.65
C	August 2000 through November 2000	7,719,666	5,383,855	13,052	3.39
D	December 2001 through July 2002	25,852,593	16,060,562	19,273	1.20
E	March 2004	5,500,000	5,027,622	9,100	1.81
F	December 2004	2,000,000	—	—	1.94
G	November 2006 through December 2006	27,950,000	27,667,959	20,972	0.76

		82,237,078	67,129,817	$72,130

The rights, preferences, and privileges of the preferred stockholders are as follows:
(a) Conversion
Each share of preferred stock is convertible at the option of the holder into one share of common stock (subject to adjustments for certain events of dilution). Each share of preferred stock will automatically convert into shares of common stock upon the effectiveness of a public stock offering which results in gross proceeds to the Company of at least $50,000,000, and with a public offering price of not less than $1.68 per share. Each share of preferred stock will also be automatically converted into shares of common stock upon written consent of the holders of a majority of the then outstanding shares of preferred stock (voting together as a single class and not as a separate series, and on an as-converted basis).
(b) Dividends
Each holder of Series G preferred stock is entitled to receive, when and as declared by the Company’s Board of Directors, noncumulative dividends at a rate of $0.0606 per share, payable in preference and priority to any payment of dividends on Series A, B, C, D, E, and F preferred stock or common stock. Subject to this distribution, each holder of Series E and F preferred stock is entitled to receive, when and as declared by the Company’s board of directors, noncumulative dividends at a rate of $0.1448 and $0.1552 per share, respectively, payable in preference and priority to any payment of dividends on Series A, B, C, and D preferred stock, or common stock. Subject to this distribution, each holder of Series A, B, C, and D preferred stock is entitled to receive, when and as declared by the Company’s board of directors, noncumulative dividends at a rate of $0.0089, $0.0878, $0.2715, and $0.096 per share, respectively, payable in preference and priority to any payment of dividends on common stock. If, after dividends in the full preferential

MONTAVISTA SOFTWARE, INC.
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
amounts specified above have been paid or declared in any calendar year of the corporation, the Company’s board of directors declares additional dividends, then such additional dividends shall be declared among the holders of the then outstanding common stock and preferred stock pro rata according to the number of shares of common stock into which such shares could be converted. To date, no dividends have been declared or paid on the preferred stock.
(c) Liquidation Preference
In the event of liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series G preferred stock are entitled to receive, prior and in preference to any distributions to holders of Series A, B, C, D, E, and F preferred stock and common stock, an amount per share equal to $0.758, plus any declared and unpaid dividends. The holders of Series D, E, and F preferred stock are entitled to receive, prior and in preference to any distributions to holders of Series A, B, and C preferred stock and common stock, an amount per share equal to $1.20, $1.81, and $1.94, respectively, plus any declared and unpaid dividends. The holders of Series A, B, and C preferred stock are entitled to receive, prior and in preference to any distributions to holders of common stock, an amount per share equal to $0.11, $1.10, and $3.39, respectively, plus any declared and unpaid dividends. If the assets and funds are not sufficient to permit the payment of these amounts, then the entire assets and funds of the Company shall be distributed proportionately among the holders of Series G preferred stock. After payment of the full amount to which the Series G preferred stockholders are due, any remaining assets will be distributed proportionately among the holders of the Series E and F preferred stock. After payment of the full amount to which the above stockholders are due, any remaining assets will be distributed proportionately among the holders of Series A, B, and C preferred stock. Thereafter, any remaining assets will be distributed ratably to the holders of the Common Stock and the Series G preferred stock on an as-if converted basis.
(d) Voting
Each holder of preferred stock has voting rights equal to the number of shares of common stock into which such shares could be converted.
The Company classifies shares of all series preferred stock under the mezzanine equity. All shares of preferred stock are subject to the guidance of the Accounting Series Release (ASR) No. 268, “Presentation in Financial Statements of “Redeemable Preferred Stocks” referenced in the FAS 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”.

MONTAVISTA SOFTWARE, INC.
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(9) Common Stock
(a) 1999 Stock Option Plan
In March 1999, the board of directors approved the 1999 Stock Option Plan (the Plan). Under the Plan, incentive and nonqualified stock options to purchase up to 29,668,776 shares of common stock may be granted to employees, directors, and consultants of the Company. The option price per share shall not be less than the fair value, as determined by the board of directors, for incentive stock option grants, or not less than 85% of the fair value for nonqualified stock options. Any options granted to a stockholder with more than 10% of the voting power (10% owner) shall not have an option price of less than 110% of the fair value. Options are exercisable immediately at date of grant except for certain options, which are exercisable in increments as specified in the option agreement. The Company has the right to repurchase any unvested shares of common stock resulting from the early exercise of stock options at their original exercise price, subject to certain restrictions. Vesting periods are determined by the Company’s board of directors and generally provide for shares to vest over a 4-year period. Options generally expire 7-10 years after the date of grant, or 5 years for 10% owners.
A summary of stock option activity follows:

				Weighted average
	Options		Weighted	Remaining	Aggregate
	available	Options	average	Contractual	Intrinsic
	for grant	outstanding	exercise price	term (in years)	Value
Balances, December 31, 2005	2,692,906	7,023,212	1.33	—	$—
Authorized for grant	14,770,776	—	0.00	—	—
Granted	(9,942,322)	9,942,322	0.30	—	—
Exercised	—	(23,833)	0.99	—	442
Canceled	2,537,428	(2,537,428)	1.35	—	—
Repurchased	9,234	—	—	—	—

Balances, December 31, 2006	10,068,022	14,404,273	0.62	6.31	$850

Authorized for grant	—	—	—	—	—
Granted	(12,864,052)	12,864,052	0.22	—	—
Exercised	—	(3,750)	0.22	—	—
Canceled	7,492,315	(7,492,315)	0.92	—	—
Repurchased	—	—	—	—	—

Balances, December 31, 2007	4,696,285	19,772,260	0.24	6.67	$850

Authorized for grant	—	—	—	—	—
Granted	(6,534,604)	6,534,604	0.31	—	—
Exercised	—	(15,545)	0.76	—	309
Canceled	6,290,714	(6,290,714)	0.25	—	—
Repurchased	—	—	—	—	—

Balances, December 31, 2008	4,452,395	20,000,605	0.26	6.16	$1,206,902

Vested and Expected to Vest December 31, 2008		17,515,501	0.26	0.59	$1,114,833
Ending Exercisable December 31, 2008		8,109,155	0.25	5.72	$707,086

MONTAVISTA SOFTWARE, INC.
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
The following table summarizes information about stock options outstanding, vested and exercisable as of December 31, 2008:

	Options outstanding			Options vested and exercisable
		Weighted
		average	Weighted		Weighted
Range of	Number	remaining	average	Number	average
exercise	of	contractual	exercise	of	exercise
prices	options	life (in years)	price	options	price
$0.11	7,500	1.61	$0.11	7,500	$0.11
0.22	13,393,080	5.88	0.22	7,839,568	0.22
0.31	6,317,104	6.90	0.31	—	—
0.80	1,162	1.67	0.80	1,162	0.80
0.90	15,000	1.83	0.90	15,000	0.90
0.95	100,309	3.50	0.95	100,309	0.95
0.97	40,850	4.09	0.97	23,267	0.97
1.55	125,600	2.74	1.55	122,349	1.55

	20,000,605	6.16	0.26	8,109,155	0.25

For the year ended December 31, 2008, 6,534,604 options were granted where the weighted average exercise price equaled the weighted average fair value of the underlying common stock at the date of grant. For the year ended December 31, 2007, 12,864,052 options were granted where the weighted average exercise price equaled the weighted average fair value of the underlying common stock at the date of grant. For the year ended December 31, 2006, 9,942,322 options were granted where the weighted average exercise price equaled the weighted average fair value of the underlying common stock at the date of grant.
The unrecognized compensation costs related to stock options as of December 31, 2008 and the costs of which are expected to be recognized are $496,606, $439,760, $332,761, and $65,281 in 2009, 2010, 2011, and 2012, respectively.
(b) Common Stock Repurchase Rights
Under the terms of restricted employee stock agreements related to the early exercise of stock options, the Company has the right to repurchase unvested shares of common stock at the original price paid for the shares upon an employee’s termination. These repurchase rights expire as the awards vest. As of December 31, 2008 and 2007, 542 shares of common stock related to employee stock options that had been exercised prior to vesting are subject to repurchase by the Company at a weighted average exercise price of $1.55 per share. As of December 31, 2006 1,401 shares of common stock related to employee stock options that had been exercised prior to vesting are subject to repurchase by the Company at a weighted average exercise price of $1.18 per share.

MONTAVISTA SOFTWARE, INC.
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(c) Equity Instruments Issued to Nonemployees
In December 2006, in connection with services provided, the Company granted 15,225 and 131,927 shares of common stock to consultants. These grants were for stock, and were transferred upon completion of consulting services. Accordingly, the Company has recorded approximately $143,000 of expense in 2006 using the share price at the time the services were earned, which is included in general and administrative expense in the accompanying consolidated statements of operations.
In June 2008, in connection with services provided, the Company granted stock options to purchase 95,833 and 116,667 shares of the Company’s common stock to consultants at an exercise price of $0.22 per share for services rendered as of December 31, 2007. These options are immediately vested and exercisable. Accordingly, the Company has recorded approximately $40,000 of expense for 2007 using the black-scholes method for valuation at the time the services were earned, using a $.22 stock price, 10 years to maturity, 4.85% and 3.09% risk free interest rate, respectively, and a company volatility of 60%. The charge is included in recruiting expense in the accompanying consolidated statements of operations in 2007.
(10) Employee Benefit Plans
In 2004, the Company adopted a defined contribution retirement savings plan under Section 401(k) of the Internal Revenue Code. This plan covers all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the plan may be made at the discretion of the Board of Directors. There have been no contributions by the Company since the inception of the plan.
(11) Related Party Transactions
In 2008 and 2007 and 2006, approximately $6,040,000 and $6,176,000 and $7,768,000, respectively, of the Company’s revenue was generated from customers that are also stockholders of the Company. As of December 31, 2008 and 2007, accounts receivable from these customers totaled approximately $198,000 and $1,546,000, respectively.
Two members of the board of directors hold seats on the boards of directors of certain of the Company’s customers. Revenue from these companies totaled approximately $6,000, $8,000 and $6,000 in 2008, 2007 and 2006, respectively. As of December 31, 2008 and 2007, accounts receivable from these customers were approximately $6,000 and $6,000, respectively.
The Company also paid a product royalty to a company that is also a stockholder of approximately $26,000 in 2006. No product royalty payment made in 2008 and 2007. This amount was recorded in cost of license in the accompanying consolidated statements of operations. As of December 31, 2008 and 2007, there were no royalties payable to related parties.
(12) Subsequent Events
a) Financing round
On August 11, 2009, and October 13, 2009, the Company issued 4,835,510 and 133,708 shares of Series G-1 Preferred Stock at a price of $0.758 per share in exchange for cash proceeds in the amount of

MONTAVISTA SOFTWARE, INC.
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
$3,600,000 (net of issue cost of $65,000) and $100,000, respectively, from existing shareholders. The proceeds of the transaction are to fund normal business operations of the Company.
The Series G-1 Preferred stockholders are entitled to receive dividends prior and in preference to all prior preferred (series A, B, C, D, E, and G) at a rate of $0.0606 per share, when and if declared by the Board of directors. Such dividend shall not be cumulative.
In the event of liquidation, sale of assets or any other winding up of the company, the holders of Series G-1 Preferred Stock, prior and in preference to all common shares and all prior preferred (series, A, B, C, D, E and G), are entitled to receive (i) (2x) $0.758 per share for each outstanding share of Series G-1 preferred stock and (ii) all declared but unpaid dividends. If upon such event, the assets and funds distributed are not enough to satisfy the above requirements, then the entire amount shall be distributed ratably to all Series G-1 Preferred stock holders in proportion to the full preferential amount that each holder is entitled.
b) Loan agreement amendment
On July 30, 2009 the Company amended its loan agreement with East West Bank. In accordance with the changes to the agreement, the Company must comply with specific covenants to maintain the financing from the bank. As of September 30, 2009, the Company was in breach of certain financial covenants. The Company did not obtain a waiver from the bank at the end September 2009. All borrowed funds have been classified under short term liabilities.
In November, 2009 the entire loan balance was repaid by the Company.
c) Capital lease arrangement
In July, 2009, the Company entered into four capital lease arrangements. The monthly rental amounts to $10,000. The residual value of the leased equipment is $0 (zero) at the end of the lease. The minimum lease payments over the lease term amount to $292,000. The annual interest rate in the lease agreements equals 13.7% or 20.44%.

Years ended December 31,
2009	$29,660
2010	86,279
2011	100,414
2012	75,969

Total minimum lease payments	292,322
Less interest	(69,559)

Present value of minimum lease payments	$222,763

The fair value of the assets approximated the purchase price. The gross value of the equipment capitalized under the capital lease agreements amounts to $292,000. The equipment is depreciated on the straight-line basis over a period of 36 months.

MONTAVISTA SOFTWARE, INC.
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
d) Acquisition of the Company
On November 6, 2009 Cavium Networks, Inc. (“Cavium”) signed a definitive agreement to acquire MontaVista Software (the “Purchase Agreement”) for total consideration of approximately $50 million, comprised of approximately $11 million in cash, shares of Cavium’s common stock valued at approximately $33 million and approximately $6 million, consisting of a mix of shares of Cavium’s common stock and cash, issued to certain individuals in connection with the termination of the Company’s 2006 Retention compensation Plan. The acquisition is a non-taxable transaction for the Company’s stockholders. The transaction is subject to certain conditions, including the approval of Cavium’s board and customary regulatory approvals.
On December 14, 2009, pursuant to the Purchase Agreement, Cavium completed the merger with the Company and MontaVista became a wholly-owned subsidiary of Cavium (the “Merger”).
e) Cancellation of warrants
In accordance with the Purchase agreement discussed above, in November 2009 the Company terminated the warrant issued to East West Bank to purchase 29,683 shares of Series G preferred stock of the Company at $0.758 per share. In December 2009, the Company terminated the warrant issued to Blue Crest to purchase 92,784 shares of common stock of the Company at $1.94 per share. Both terminations were effective immediately and before the closing date of the Purchase Agreement with no further action required by either of the parties involved. The warrants were returned to the Company’s transfer agent and cancelled.
f) Repayment of short term debt
On November 30, 2009 the Company fully repaid the outstanding loan balance to East West Bank (see Note 5). On December 1, 2009 the Company obtained the notification from East West Bank regarding termination of the financing arrangements.